Exhibit 99.1

Topgolf Callaway Brands Completes Sale of Jack Wolfskin to ANTA Sports

CARLSBAD, Calif., June 2, 2025 /PRNewswire/ - Topgolf Callaway Brands Corp. (NYSE: MODG) (“Topgolf Callaway Brands” or the “Company”) is pleased to announce the successful completion of the sale of its Jack Wolfskin business to ANTA Sports for $290 million, subject to certain customary closing adjustments.

The transaction, which closed effective May 31, 2025, represents a significant milestone for Topgolf Callaway Brands as it refocuses its strategic priorities on its core businesses and enhances the Company’s financial flexibility ahead of the planned separation of Topgolf from its core operations.

Chip Brewer, President and CEO of Topgolf Callaway Brands, stated, “We are excited to announce the successful completion of the sale of our Jack Wolfskin business to ANTA Sports. We believe that ANTA Sports will continue to uphold the integrity and reputation of the Jack Wolfskin brand, and we extend our gratitude to our Jack Wolfskin employees for their hard work and dedication in positioning the business for its next chapter.”

For more information about Topgolf Callaway Brands and its portfolio, please visit https://www.topgolfcallawaybrands.com.

Investor/Media Contact:

Katina Metzidakis

Email: invrelations@tcbrands.com

About Topgolf Callaway Brands Corp.

Topgolf Callaway Brands Corp. (NYSE: MODG) is an unrivaled tech-enabled Modern Golf and active lifestyle company delivering leading golf equipment, apparel, and entertainment, with a portfolio of global brands including Topgolf, Callaway Golf, TravisMathew, Odyssey and OGIO. “Modern Golf” is the dynamic and inclusive ecosystem that includes both on-course and off-course golf.

Forward-Looking Statements

Statements used in this press release that relate to future plans, events, financial results, performance, prospects, or growth opportunities, including statements relating to the Company’s liquidity and financial flexibility following the completion of the sale, the growth and positioning of the Company’s portfolio of brands, increased focus on the Company’s portfolio of leading brands, and statements of belief and any statement of assumptions underlying any of the foregoing, are forward-looking statements as defined under the Private Securities Litigation Reform Act of

1995. The words “believe,” “expect,” “estimate,” “could,” “would,” “should,” “intend,” “may,” “plan,” “seek,” “anticipate,” “project” and similar expressions, among others, generally identify forward-looking statements, which speak only as of the date the statements were made and are not guarantees of future performance. These statements are based upon current information and expectations. Accurately estimating the forward-looking statements is based upon various risks and unknowns, including our ability to successfully execute on planned and potential transactions, including our planned separation of Topgolf, and the potential to realize the expected benefits of such transactions on the expected timeframes or at all. Actual results may differ materially from those estimated or anticipated as a result of these risks and unknowns or other risks and uncertainties. For additional information concerning these and other risks and uncertainties that could affect these statements and the Company’s business, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 as well as other risks and uncertainties detailed from time to time in the Company’s reports on Forms 10-K, 10-Q and 8-K subsequently filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.